                                                                   EXHIBIT 99.2




________________________________________________________________________________
________________________________________________________________________________





                           HARKEN ENERGY CORPORATION



                              ___________________


                            NOTE PURCHASE AGREEMENT



                              ____________________

                          Dated as of __________, 1995


                                      Re:


              U.S.$15,000,000 8% Senior Convertible Notes Due 1998





________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
SECTION 1.                PURCHASE AND SALES OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1.             ISSUE OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.             THE CLOSINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.3.             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER  . . . . . . . . . . . . . . . .   5
         1.4.             FAILURE TO DELIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.5.             EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.6.             SEGREGATED ACCOUNT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 2.                REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.1.             CORPORATE ORGANIZATION AND AUTHORITY OF THE COMPANY AND SUBSIDIARIES  . . . . . . . . . . .  11
         2.2.             AUTHORIZED CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.3.             SALE IS LEGAL AND AUTHORIZED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.4.             NO DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.5.             GOVERNMENTAL CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.6.             CONVERSION SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.7.             BUSINESS AND PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.8.             LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.9.             FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.10.            FULL DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.11.            USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.12.            COMPLIANCE WITH REGULATION S  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.13.            CERTAIN LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 3.                CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.1.             OPINIONS OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.3.             COMPLIANCE WITH THIS AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.4.             OFFICERS' CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.5.             CORPORATE EXISTENCE AND AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.6.             CONSENT OF HOLDERS OF OTHER SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.7.             RELATED TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.8.             PROCEEDINGS SATISFACTORY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.9.             DELIVERY AND AUTHENTICATION OF GLOBAL NOTE  . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.10.            WAIVER OF CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 4.                PURCHASER'S SPECIAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.1.             DELIVERY EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2.             ISSUE TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 5.                PREPAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 6.                PAYING AGENT; SUBSTITUTION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.1.             PAYING AGENT; TRANSFERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.2.             REPLACEMENT OF DEFINITIVE NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 7.                COMPANY COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.1.             FINANCIAL REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.2.             PAYMENT OF NOTES AND MAINTENANCE OF OFFICE  . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.3.             LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.4.             MAINTENANCE OF ASSET VALUE COVERAGE RATIO . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.5.             REPURCHASE OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.6.             RESTRICTIONS ON CHARTER AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.7.             UNITED STATES WITHHOLDING AND REPORTING REQUIREMENTS  . . . . . . . . . . . . . . . . . . .  25
         7.8.             PARI PASSU; COVENANT TO SECURE NOTES EQUALLY  . . . . . . . . . . . . . . . . . . . . . . .  26
                          ----------
         7.9.             ANNUAL MEETING WITH INVESTORS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 8.                EVENTS OF DEFAULT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.1.             EVENTS OR DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.2.             DEFAULT REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.3.             ANNULMENT OF ACCELERATION OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 9.                INTERPRETATION OF THIS AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.1.             TERMS DEFINED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.2.             GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.3.             SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 10.               CONVERSION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.1.            CONVERSION RIGHT AND CONVERSION PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.2.            EXERCISE OF CONVERSION RIGHT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.3.            FRACTIONS OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.4.            ADJUSTMENT OF CONVERSION PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.5.            NOTICE OF ADJUSTMENTS OF CONVERSION PRICE . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.6.            NOTICE OF CERTAIN CORPORATE ACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.7.            COMPANY TO RESERVE COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.8.            TAXES ON CONVERSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.9.            CANCELLATION OF CONVERTED DEFINITIVE NOTES  . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.10.           PROVISIONS IN CASE OF RECLASSIFICATION CONSOLIDATION, MERGER OR SALE OF ASSETS  . . . . . .  48
         10.11.           REQUIRED CONVERSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 11.               MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.1.            NOTICES; PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.2.            SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.3.            SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.4.            AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.5.            COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.6.            HEADINGS AND TABLE OF CONTENTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                         INDEX TO EXHIBITS AND SCHEDULE


              EXHIBIT
                 A                  Form of Global Note
                 B                  Form of Definitive Note

                 C                  Form of Opinion of Larry E. Cummings, Esq., Vice President, General
                                    Counsel and Secretary of the Company

                 D                  Form of Certificate from the Company's Chief Financial Officer
                                    Transmitting Quarterly Financial Statements
                 E                  Form of Certificate from the Company's Chief Financial Officer
                                    Transmitting Annual Financial Statements

                 F                  Forms of Certificates from the Company's Chief Financial Officer re
                                    Compliance with Section 7.4 (Asset Value Coverage Ratio)
                 G                  Form of Notice from Holder of Exercise of Conversion Rights

                 H                  Form of Notice from the Company of Exercise of Required Conversion
                                    Option

                 I                  Form of Auditor's Certificate
             SCHEDULE

             7.3(a)(i)              Liens

                           HARKEN ENERGY CORPORATION
                     5605 N. MacArthur Boulevard, Suite 400
                              Irving, Texas  75038


                            NOTE PURCHASE AGREEMENT

                                      Re:

              U.S.$15,000,000 8% Senior Convertible Notes Due 1998


                                                      Dated as of ________, 1995


To the Purchaser which is a signatory to this Agreement

Gentlemen:

         The undersigned, Harken Energy Corporation, a Delaware corporation (the "Company"), hereby agrees with you as follows:

SECTION 1.  PURCHASE AND SALES OF NOTES.

1.1.        ISSUE OF NOTES.

            (a) Summary of Terms of the Notes. The Company has authorized the issue and sale of 8% Senior Convertible Notes Due 1998 in the aggregate principal amount of up to U.S.$15,000,000 (the "Notes"). Each Note will bear interest at the rate of 8% per annum payable semi-annually in arrears and will mature and be due in full three (3) years after issuance. The Notes will be issued in denominations of $50,000 each and in multiple integrals thereof. The Notes are convertible by the holders into shares (the "Conversion Shares") of common stock (the "Common Stock") the Company at any time after forty (40) days (the "Restricted Period") following the date of issuance at a Conversion Price per share equal to the average of the daily low and closing market prices of the Common Stock for the three (3) Trading Days prior to the date of the Final Offering Memorandum dated April 27, 1995, subject to certain adjustments and are secured by a negative pledge of certain assets. The Company can require conversion of the Notes into Shares at any time following one (1) year after the date of issuance if the market price of the Common Stock shall have equalled or exceeded 140% of the Conversion Price for each Trading Day in any thirty (30) consecutive day period. The Notes will initially be represented by a single temporary global note (the "Global Note") in bearer form without interest coupons or conversion rights, in the form attached hereto as Exhibit A. On or before the Closing Date, the Global Note shall be executed by the Company and delivered to the Paying Agent for authentication, and shall be authenticated and delivered for deposit with a common depositary (the "Common Depositary") to be named by Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel"), for credit to the accounts of the respective Purchasers or their nominees with Euroclear or Cedel. The Swiss securities number for the issuance of the Notes is 364 751.

            (b) Payment of Principal and Interest. The principal of and interest on the Notes shall be payable, subject to any laws or regulations applicable thereto in the country of any Paying Agent and subject to the right of the Company to vary or to terminate the appointment of any Paying Agent or to appoint any additional or other Paying Agents, in such places outside of the United States as the Company may determine from time to time. Interest shall be payable on the Notes on May 11 and November 11 (commencing November 11,
1995) until the principal amount thereof is paid or payment thereof is provided for, or until the Notes are converted in accordance with Section 10 hereof.
The Notes will mature on May 11, 1998, at which time all principal and interest on the Notes shall become due and payable. During the term of the Notes, the Company has appointed as the initial Paying Agent the main office of Banca del Gottardo, in Lugano, Switzerland. The Notes shall bear interest on overdue principal (including any overdue required prepayment of principal) and (to the extent legally enforceable) on any overdue installment of interest at the rate of 10% per annum, to be expressed to mature on May 11, 1998. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The principal of the Notes and interest thereon shall be payable in accordance with the terms set forth in the Notes. The Notes are not subject to prepayment or redemption at the option of the Company prior to their Maturity Date and are not subject to any sinking fund provisions. The term "Notes" as used herein shall include all 8% Senior Convertible Notes Due 1998, whether in global or definitive form, of the Company delivered pursuant to this Agreement and the separate agreements with the other purchasers of the Notes. You and the other purchasers of the Notes are hereinafter sometimes referred to collectively as the "Purchasers". The terms which are capitalized herein shall have the meanings set forth in Section 9.1 hereof unless the context shall otherwise require.

            (c) Payment to be Made Outside the United States. No payment with respect to any Notes will be made at the offices of the Company or at any offices of any Paying Agent in the United

States, nor will any payment be made by transfer to an account, or by mail to an address, in the United States.

            (d) Conversion Rights. The Notes shall be convertible as provided in Section 10.

            (e) Seniority. The Notes shall be general unsecured obligations of the Company and shall be senior in right of payment to all Subordinated Obligations.

            (f) Voting Rights. The holders of the Notes shall have no voting rights with respect to the corporate affairs and management of the Company.

            (g) Execution and Authentication. An officer or duly authorized attorney-in-fact shall sign the Global Note and each of the Definitive Notes and the coupons appertaining thereto on behalf of the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Definitive Notes.

            If an officer or duly authorized attorney-in-fact whose signature is on the Global Note or any of the Definitive Notes no longer holds such office at the time such Global Note or Definitive Note is authenticated or at any time thereafter, the Global Note or Definitive Note shall nevertheless be valid.

            The Global Note and any Definitive Notes shall not be valid until authenticated by the manual signature of the Paying Agent. The signature shall be conclusive evidence and the only evidence that the Global Note and any Definitive Notes have been authenticated under this Agreement.

            The Paying Agent shall authenticate the Global Note for original issue up to the aggregate principal amount of $15,000,000 and any Definitive Note for original issue in the principal amount of $50,000 and integral multiples thereof up to an aggregate principal amount of $15,000,000 upon a written order of the Company signed by its duly authorized officer or attorney-in-fact. If the actual original principal amount of Notes issued at the Closing is less than the maximum principal amount of $15,000,000 as stated on the face of the Global Note, the Global Note on its execution and authentication shall represent an obligation of the Company for only the total amount of such actual original principal amount of Notes issued and not the face amount of such Global Note.

            (h) Paying Agent and Conversion Agent. The Company shall maintain an office or agency outside the United States where Definitive Notes and coupons appertaining thereto may be presented for payment (the "Paying Agent") and an office or agency outside the United States where Definitive Notes may be presented for conversion (the "Conversion Agent"). The term "Paying Agent" includes any additional or successor Paying Agent; the term "Conversion Agent" includes any additional or successor Conversion Agent. Any one Person may serve as both Paying Agent and Conversion Agent concurrently, if so appointed by the Company. The Company has appointed the main office of Banca del Gottardo in Lugano, Switzerland as the initial Paying and Conversion Agent.

            (i)         Temporary Global Note; Exchange for Definitive Notes.
Not earlier than the first Business Day following termination of the Restricted Period, upon the election made by any holder of a beneficial interest in the Global Note, all of the interests in the Global Note shall be exchanged, without charge, as a whole but not in part, for definitive certificated Notes (each a "Definitive Note") in bearer form in denominations of $50,000 or integral multiples thereof with coupons attached and with the conversion rights provided in Section 10 of this Agree-ment, in the form attached hereto as Exhibit B. On or after the first Business Day following termination of the Restricted Period, the Global Note shall be surrendered by the Common Depositary to the Paying Agent, as the Company's agent for such purpose, upon the request of such Paying Agent, to be exchanged in whole for Definitive Notes, without charge and the Paying Agent shall authenticate and deliver in exchange for the Global Note to be exchanged, to each of the beneficial owners of interests in the Global Note or nominees thereof such aggregate principal amount of Definitive Notes as the beneficial owner thereof shall be entitled to receive. The Company has appointed the Lugano office of the Paying Agent as its agent outside the United States for delivery of Definitive Notes in exchange for beneficial interests in the Global Note.

            Until so exchanged, the Global Note and the respective interests of the beneficial owners therein shall in all respects be entitled to the same benefits as the holders of Definitive Notes, except that the holder of the Global Note shall not be entitled to receive payment of interest thereon nor shall the holder of the Global Note be entitled to convert such Global Note into Common Stock of the Company.

1.2.        THE CLOSINGS.

            Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, an interest in the Global Note equal to the principal amount of the Note or Notes set forth on the signature page of this Agreement at a price of 100% of the principal amount thereof (the "Purchase Price").

            Delivery of the Global Note to the Common Depositary will be made at the offices of the Common Depositary on or before May 11, 1995 (the "Closing Date") against payment of the Purchase Price into the Segregated Account. The consummation of the purchase of the Notes by each of the Purchasers of Notes pursuant hereto shall be referred to as a "Closing".

            Concurrently with the execution and delivery of this Agreement, the Company is entering into a similar agreement with each of the other Purchasers. Your obligations and those of the other Purchasers shall be several and not joint and you shall not be liable or responsible for the acts or defaults of any other Purchaser.

1.3.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

            The Purchaser hereby represents, warrants and covenants to and for the benefit of the Company as follows:

            (a) The Purchaser understands and acknowledges that (i) the Notes have not been and will not be, and the Conversion Shares will not be, registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or under any state securities or blue sky laws, and may not be offered, sold, transferred, pledged or otherwise disposed of, in the United States or to, or for the account or benefit of, any "U.S. Person" (as defined in Regulation S, which definition is set out in the Confidential Final Offering Memorandum dated April 27, 1995, prepared by the Company (together with any supplements or amendments thereto, the "Offering Memorandum"), unless such securities are registered under the Securities Act and any applicable state securities or blue sky laws or exemptions from the registration requirements of such laws are available, (ii) the Notes and the Conversion Shares are being offered and sold in a manner intended to comply with the conditions contained in Regulation S, which permits securities to be sold to persons who are not "U.S. Persons" in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions, (iii) the

Purchaser is not purchasing the Notes or the Conversion Shares in any transaction or series of transactions that, although in tech-nical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act and (iv) the Purchaser shall not offer, sell, transfer, pledge or otherwise dispose of, the Notes in the United States or to, or for the account or benefit of, any "U.S. Person" without the prior written consent of the Company.

            (b) The Purchaser is purchasing the Notes for investment purposes only and not for any trading or arbitrage purposes and not with a view to, or for sale in connection with, any public distribution of the Notes or the Conversion Shares and not with the intent to affect the management or operations of the Company or otherwise obtain control of the Company. Neither the Purchaser nor any Person or account on behalf of which the Purchaser is purchasing is a "U.S. Person" or is acquiring the Notes for the account or benefit of any "U.S. Person". The Purchaser has exe- cuted this Agreement outside the United States, and at the time the buy order for the Notes was originated, the Purchaser was outside the United States. The Purchaser (and any Person or account on whose behalf the Purchaser is purchasing) is knowledge-able, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in restricted secur-ities (such as the Notes) and has requested, received, reviewed and considered all information it deems relevant in making a decision to execute this Agreement and to purchase the Notes.

            (c) During the Restricted Period following the Closing Date (which Restricted Period shall expire not earlier than midnight (New York time) on June 19, 1995), the Purchaser shall not engage in any activity for the purpose of, or which may reasonably be expected to have the effect of, conditioning the market in the United States for the Conversion Shares and shall not offer, sell, transfer, pledge or otherwise dispose of the Notes, the Conversion Shares or any interest therein in the United States or to, or for the account or benefit of, a "U.S. Person". The Purchaser shall not deliver the Offering Memorandum to any Person (other than its professional advisers). The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Notes or the Conversion Shares otherwise than in compliance with the Securities Act, any applicable state securities or blue sky laws and any applicable securities laws of jurisdictions outside the United States, and the rules and regulations promulgated thereunder.

            (d) The Purchaser acknowledges that if it sells all or any part of the Notes or the Conversion Shares in the United States, the Purchaser (and/or certain persons who participate in any such sale) may be deemed, under certain circumstances, to be an "underwriter" as defined in Section 2(11) of the Securities Act. Prior to offering or selling all or any part of the Notes or the Conversion Shares in the United States, the Purchaser and any subsequent owner of the Notes or the Conversion Shares, shall consult with United States legal counsel in order to determine its liabilities and obligations under this Agreement, the Securities Act and any applicable state securities or blue sky laws.

            (e) During the period from February 15, 1995 to the execution of this Agreement by the Purchaser, the Purchaser did not, and from such date and through the expiry of the Restricted Period the Purchaser will not, directly or indirectly, execute or effect or cause to be executed or effected any short sale, option, or equity swap transaction in or with respect to the Common Stock of the Company or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with the ownership of the Notes or the Common Stock of the Company, in-cluding the Conversion Shares, by the Purchaser.

            (f) The Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby; the execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all requisite corporate, partnership or similar legal action of the Purchaser. Upon the execution and delivery of this Agreement by the Purchaser, this Agreement shall constitute the legal, valid and binding obligation of the Purchaser, enforce-able in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equit-able principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            (g) Each of the representations and warranties contained in this Section 1.3 is true and correct as of the date of this Agreement. By payment for the Notes and acceptance of delivery of the Notes, the Purchaser will be deemed to have made to the Com-pany the same representations and warranties on the Closing Date and such representations and warranties when so made will be true and correct as of the Closing Date.

            (h) Notwithstanding any investigation made by either party to this Agreement, all covenants, agreements, represent-ations and warranties made by the Purchaser herein and in the Notes delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the Notes and the Conversion Shares and the receipt by the Company of payment for the Notes.

1.4.        FAILURE TO DELIVER.

            If at the Closing of the sale of the Notes to you the Company fails to tender the Global Note to the Common Depositary or if the conditions specified in Section 3 have not been ful-filled, you may thereupon elect to be relieved of all further obligations under this Agreement. Nothing in this
Section 1.4 shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company.

1.5.        EXPENSES.

            Whether or not the Notes are sold, the Company will pay the following expenses relating to this Agreement:

                        (a) the fees and disbursements of Cresvale (Switzerland) Ltd. and Rauscher Pierce & Clark Inc. in connection with the sale of the Notes, as and to the extent required pursuant to the terms of that certain letter agreement between the Company and Rauscher Pierce & Clark Inc. dated March 2, 1995, as amended; and

                        (b) the cost of delivering to the holder's home office, insured to the holder's satisfaction, any Defini-tive Note or Definitive Notes issued upon conversion of the Global Note into Definitive Notes, and the Conversion Shares, if the holder elects to convert any or all of the Notes at any time prior to the Maturity Date.

            The obligations of the Company under this Section 1.5 shall survive the payment for or conversion of the Notes and the termination of this Agreement.

1.6.        SEGREGATED ACCOUNT.

                        (a) On the Closing Date the Purchase Price for each of the Notes shall be paid by each of the Purchasers in a segregated interest bearing account (the "Segregated Account") to be held by the Paying Agent until such time as it may be distributed to the Company in accordance with the paragraphs below.

                        (b) On or before the Closing Date, the Company will establish the Segregated Account with Banca del Gottardo, in Lugano, Switzerland, in the name of the Company. The Segregated Account will be an interest-bearing account into which the Purchase Price for each of the Notes will be paid by each of the Purchasers on the Closing Date, to be held by Banca del Gottardo as Paying Agent, until such time as it may be distributed to the Company in accordance with this Section 1.6. Interest accruing on the cash or investments from time to time held by the Paying Agent on deposit in the Segregated Account will be held for the account of the Company and the Paying Agent will distribute such interest to the Company upon demand from the Company therefor provided that the Asset Value Coverage Ratio, as certified by the Company to the Paying Agent in accordance with paragraph (d) below as of the end of the most recent fiscal quarter, shall have been met and no Event of Default with respect to any of the Notes shall have occurred and be continuing at the date such distribution of interest is requested by the Company.

                        (c) Upon conversion of any Note, whether represented by an interest in the Global Note or a Definitive Note, into Conversion Shares pursuant to Section 10, from time to time, the Company may request that the Paying Agent make a distribution to the Company of funds held in the Segregated Account in an amount equal to the Purchase Price of such Note. The balance of the Purchase Price paid into the Segregated Account for such Note and remaining on deposit therein at the Conversion Date shall be distributed to the Company without regard to the then current Asset Value Coverage Ratio; provided, however, that no such distribution shall be made if an Event of Default shall have occurred and be continuing. In addition, the Company may from time to time request that the Paying Agent distribute to the Company any other funds held in the Segregated Account. The Paying Agent shall distribute to the Company such funds held in the Segregated Account to the extent that the Company on the date of such request provides the documents specified in paragraph (d) below to the Paying Agent.

                        (d) Upon making any request to the Paying Agent for a distribution of a portion of the Purchase Price from the Segregated Account, the Company will present to the

            Paying Agent a certificate from the chief financial officer in the form set forth as Exhibit F of the Company stating the current value of the assets referred to in Section 7.4 (giving effect to the percentage discounts reflected therein) then held by the Company and that the required Asset Value Coverage Ratio has been maintained; stating that, to the knowledge of the Company no Event of Default with respect to any of the Notes has occurred and is continuing at the date of such certificate, and requesting a specific distribution. Such chief financial officer's certificate shall be in the form set forth at Exhibit F attached hereto accompanied by an independent reserve engineering report or other independent third party valuation (the "Independent Reserve Report") of such assets which will justify the value of the assets as reflected in such chief financial officer's certificate (the "Accompany-ing Documents") and a certificate from the Company's independent public accounting firm (the "Auditor's Certifi-cate") to the effect that such firm has no reason to believe that the chief financial officer's certificate is inaccurate in any material respect, which Auditor's Certificate is set forth as Exhibit I attached hereto. The Auditor's Certificate shall state and confirm that the Accompanying Documents meet the formal and material requirements as set out in the Note Purchase Agreement (the "Required Documents"). Upon receipt of the Required Docu-ments, the Paying Agent shall distribute the corresponding portion of the Purchase Price to the Company as requested. The Paying Agent shall have no obligation or liability to verify the truthfulness or accuracy of the Required Docu-ments presented and likewise will have no liability for relying exclusively on such documents to verify the permis-sibility of a distribution from the Segregated Account of the portion of the Purchase Price to the Company as requested.

                        (e) At any time after the Maturity Date, the Company may request that the Paying Agent distribute the funds held in the Segregated Account to the Company. Upon making any such request, the Company shall present the documents specified in paragraph (d) above together with a certificate stating that all principal and interest due at any time on the Notes has been paid to the Paying Agent and certifying that no Events of Default shall have occurred and be continuing at the date of such request.

SECTION 2.  REPRESENTATIONS AND WARRANTIES.

            The Company represents and warrants to you as of the date of this Agreement that:

2.1.        CORPORATE ORGANIZATION AND AUTHORITY OF THE COMPANY AND
            SUBSIDIARIES.

            The Company, and each Subsidiary,

                        (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                        (b) has all requisite power and authority and all necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except as would not have a material adverse effect on the Company and the Subsidiaries taken as a whole; and

                        (c) is duly licensed or qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such licensing or qualification necessary, except as would not have a material adverse effect on the Company and the Subsidiaries taken as a whole.

2.2.        AUTHORIZED CAPITAL STOCK.

            The authorized and outstanding capital stock of the Company is as set out in the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of the Subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each Subsidiary are owned directly by the Company free and clear of any Liens. Except as disclosed in the Offering Memorandum, the Company does not own, directly or indirectly, any equity or debt securities of any other company, corporation, partnership, joint venture or other entity which are material to the business or operations of the Company.

2.3.        SALE IS LEGAL AND AUTHORIZED.

            (a) The offer, issuance, sale and delivery of the Notes and the Conversion Shares and compliance by the Company with all of the provisions of this Agreement and the Notes:

                        (i)         are within the corporate powers of the
            Company;

                        (ii) are legal and will not violate, conflict with, result in any breach of any of the provisions of, constitute a default under (upon notice or lapse of time or both), or result in the creation of any Lien upon any Property of the Company under the provisions of, any charter instrument, by-law, or any order of any court, governmental authority or arbitration board or tribunal, or any provision of any indenture, mortgage, contract, instrument or other agreement to which the Company is a party or by which it may be bound, except with respect to such consents, approvals, releases or amendments thereof as are necessary and/or appropriate to permit such sale and compliance that have been obtained by the Company on the Closing Date; and

                        (iii) have been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company or of any other Person being required by law, by the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or By-laws of the Company or otherwise);

            (b) This Agreement has been duly and validly executed and delivered by the Company (and the officers or agents executing this Agreement on behalf of the Company are duly authorized to do so). This Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable in accordance with its terms, except as enforcement of such terms may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

            (c) Each of the Global Note, the Definitive Notes and the coupons appertaining thereto, and the Conversion Shares conform to the description of such Global Note, Definitive Notes and the coupons appertaining thereto, and Conversion Shares contained in the Offering Memorandum, and the Conversion Shares conform to the terms of the Common Stock contained in the Company's Certificate of Incorporation; and

            (d) The Global Note and each of the Definitive Notes (if and when issued) shall have been duly and validly executed, issued and delivered by the Company (and the officers or agents executing the Global Note and each of the Definitive Notes shall have been duly authorized to do so), and shall constitute the legal, valid and binding obligations, contracts and agreements of the Company, enforceable in accordance with their respective terms, except as enforcement of such terms may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

2.4.        NO DEFAULTS.

            No event has occurred and no condition exists which, upon the issue of the Notes, would constitute a Default or an Event of Default. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, mortgage, contract, instrument or other agreement to which it is a party, where such default could have a material adverse effect on the condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations contained in this Agreement or the Notes.

2.5.        GOVERNMENTAL CONSENT.

            Neither the nature of the Company or of any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of the Note Purchase Agreements or the offer, issue, sale or delivery of the Global Note, or the Definitive Notes, or the Conversion Shares is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company as a condition to the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Global Note or the Defini-tive Notes or the issuance of Conversion Shares pursuant to conversion of the Notes.

2.6.        CONVERSION SHARES.

            The Conversion Shares, as and when issued by the Company from time to time pursuant to conversion of the Notes, will be validly issued and outstanding, fully paid and non-assessable and will not be subject to any pre-emptive or similar right, and the holder of each Note will receive good and valid title to the Conversion Shares upon conversion of such Note, free and clear of any Lien, except such as may have been created by the holder of the Note and such restrictions on transfer as may be imposed under United States federal or state securities or blue sky laws. No consent or approval by the stockholders of the Company or any other Person is required to be obtained by the Company for the consummation of the issuance of the Conversion Shares by the Company pursuant to conversion of the Notes. As and from the expiry of the Restricted Period (i) each stock certificate repre-senting any of the Conversion Shares shall be free of any type of restrictive legend, (ii) the Conversion Shares represented by each such stock certificate shall not be subject to any "stop transfer" or similar order at the Company's transfer agent for its Common Stock, and (iii) the Company shall have filed with the American Stock Exchange (the "AMEX") all necessary filings in respect of the inclusion of the Conversion Shares in the shares of Common Stock of the Company listed for trading on the AMEX or with any other national securities exchange or quotation system on which the Common Stock is listed, admitted to trading or quoted.

2.7.        BUSINESS AND PROPERTIES.

            You have heretofore been furnished with a copy of the Offering Memorandum, which sets forth a description of the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal Properties of the Company and its Subsidiaries, which description is true and correct in all material respects.

            Each of the Company and its Subsidiaries has (i) Good Title to its Oil and Gas Properties and (ii) good and marketable title to all other Properties and assets described in the Offering Memorandum as owned by it, in the case of such other Properties and assets free and clear of all Liens, except as disclosed in the Offering Memorandum or which are not material to the business of the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries has a valid, subsisting lease for the real Property (other than its Oil and Gas Properties, subject to clause (i) of this sentence) described in the Offering Memorandum as leased by it. To the knowledge of the Company's management, except as otherwise disclosed in the Offering Memorandum, the

Company and each of its Subsidiaries owns or possesses or is the valid licensee of all patents, trademarks, service marks, trade names, copyrights and other intellectual property necessary to carry on its business as described in the Offering Memorandum, and neither the Company nor any Subsidiary has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, if the subject of an unfavorable decision, ruling or finding, would result, individ-ually or in the aggregate, in any material adverse change in, or which would materially and adversely affect the business, opera-tions, financial position or business prospects of, the Company and its Subsidiaries taken as a whole.

2.8.        LEGAL PROCEEDINGS.

            Except as otherwise described in the Offering Memorandum, there are no actions, suits, investigations or proceedings pending to which the Company or any Subsidiary is a party before or by any court or governmental agency or body, which would result, individually or in the aggregate, in any material adverse change in the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or which would materially and adversely affect the Properties or assets of the Company, and to the knowledge of the Company, no such actions, suits, investi- gations or proceedings are threatened by any Person.

2.9.        FINANCIAL STATEMENTS.

            (a) The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years ended on such dates, each accompanied by a report thereon containing an opinion without qualifications except as therein noted, by Arthur Andersen LLP, were prepared in accordance with generally accepted accounting principles consistently applied, except for accounting changes noted in such reports, and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations for such periods.

            (b) Except as set forth in the Offering Memorandum, since December 31, 1994, there has been no change in the Prop-erties, business, profits or condition (financial or otherwise) of the Company and its Subsidiaries except changes in the ordinary course of business, none of which individually or in the aggregate have had a material adverse effect on the Properties, business, profits or financial condition of the Company and its Subsidiaries taken as a whole.

2.10.       FULL DISCLOSURE.

            Neither this Agreement, nor the Offering Memorandum, nor any written statement furnished by the Company or its agents to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company or any of its Subsidiaries (or which, after due inquiry, should have been known) which the Company has not disclosed to you in writing (other than general economic conditions and conditions prevailing in the oil and gas industry in general) which materially affects adversely, nor, so far as the Company can foresee, could material-ly affect adversely, the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations contained in this Agreement or the Notes.

2.11.       USE OF PROCEEDS.

            The Company will use the proceeds from the sale of the Notes for the purposes described in the Offering Memorandum.

2.12.       COMPLIANCE WITH REGULATION S.

            The Company is a "reporting issuer" (as defined in Regulation S). The Company: (i) has not engaged (and has not permitted any of its Affiliates or any Person acting on its behalf or on behalf of any of its Affiliates to engage) with respect to the Notes in any "directed selling efforts" (as defined in Regulation S) in or directed towards the United States, (ii) has complied with all "offering restrictions" (as defined in Regu-lation S) in respect of the Notes, (iii) has not delivered the Offering Memorandum to any "U.S. Person" (as defined in Regulation S) (other than the Company's directors, executive officers and employees directly involved in the preparation of the Offering Memorandum or the execution and performance of the Placement Agent Agreement and the Company's professional and financial advisers), (iv) has not made any offers of any of the Notes in the United States or to, or for the account or benefit of, any "U.S. Person", (v) has not made and will not make any offers or sales of the Notes or any interest therein in the United States or to, or for the account or benefit of, any "U.S. Person", (vi) has not made any offers or sales of any of the Notes or any interest therein to any Person other than the Purchasers, and (vii) shall offer and sell the Notes only in "offshore transactions" (as defined in Regulation S).

2.13.       CERTAIN LAWS.

            (a) Neither the Company nor any of its Subsidiaries is, directly or indirectly, controlled by, or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of, "promoter" or "principal" of an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            (b) Neither the Company nor any of its Subsidiaries is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or a "public utility" within the meaning of the Federal Power Act, as amended.

SECTION 3.  CLOSING CONDITIONS.

            Your obligation to purchase and pay for the Notes on the Closing Date pursuant to Section 1.2 of this Agreement shall be subject to the following conditions precedent:

3.1.        OPINIONS OF COUNSEL.

            Larry E. Cummings, Esq., Vice President, General Counsel and Secretary of the Company, shall have delivered to the Placement Agent, on behalf of each of the Purchasers, the legal opinion dated as of the Closing Date in substantially the form attached in Exhibit C.

3.2.        REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING.

            The representations and warranties of the Company contained in
Section 2 shall be true in all material respects on the Closing Date with the same effect as though made on and as of that date.

3.3.        COMPLIANCE WITH THIS AGREEMENT.

            The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company on or before the Closing Date.

3.4.        OFFICERS' CERTIFICATE.

            The Company shall have delivered to the Placement Agent, on behalf of each of the Purchasers, a certificate dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President and by the chief financial officer of the Company, certifying that the conditions specified in Sections 3.2 and 3.3 have been fulfilled.

3.5.        CORPORATE EXISTENCE AND AUTHORITY.

            You shall have received, in form and substance reasonably satisfactory to you, such documents and evidence with respect to the Company and its Subsidiaries as you may reasonably request in order to establish the existence and good standing of the Company and its Subsidiaries and the authorization of the transactions contemplated by this Agreement.

3.6.        CONSENT OF HOLDERS OF OTHER SECURITIES.

            Any consents or approvals required to be obtained from any holder or holders of any outstanding security of the Company and any amendments of agreements pursuant to which any securities may have been issued which shall be necessary to permit the consum-mation of the transactions contemplated hereby on the Closing Date shall have been obtained by the Company and all such consents or amendments shall be reasonably satisfactory in form and substance to you.

3.7.        RELATED TRANSACTIONS.

            Prior to or concurrently with the issuance and sale of the Notes to you, the Company shall have entered into Note Purchase Agreements with Purchasers providing for the purchase of all the Notes or such lesser principal amount of Notes as shall be agreed by the Company and the Placement Agent.

3.8.        PROCEEDINGS SATISFACTORY.

            All proceedings taken in connection with the sale of the Notes to be purchased by you and all documents and papers relating thereto shall be reasonably satisfactory to you and you shall have received copies of such documents and papers as you may reasonably request in connection therewith all in form and substance reason-ably satisfactory to you.

3.9.        DELIVERY AND AUTHENTICATION OF GLOBAL NOTE.

            In accordance with Section 1.1(g) of this Agreement, the Company shall have executed the Global Note and shall have delivered the Global Note to the Paying Agent for authentication, and the Paying Agent shall have authenticated the Global Note and delivered the Global Note to the Common Depositary.

3.10.       WAIVER OF CONDITIONS.

            If the Company fails to satisfy any of the conditions in this
Section 3 on the Closing Date, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 3.10 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 4.  PURCHASER'S SPECIAL RIGHTS.

4.1.        DELIVERY EXPENSES.

            If you surrender any Definitive Note to the Conversion Agent pursuant to this Agreement, the Company will pay the cost of delivering to or from your home office from or to the Conversion Agent, insured to your satisfaction, the surrendered Definitive Note and any Definitive Note issued in substitution or replacement for the surrendered Definitive Note. In addition, if you convert any beneficial interest in the Global Note or any Definitive
Note into shares of Common Stock of the Company pursuant to this Agree-ment, the Company will pay the cost of delivering to your home office, insured to your satisfaction, the certificates repre-senting Conversion Shares.

4.2.        ISSUE TAXES.

            The Company will pay all taxes in connection with the issuance and sale of the Global Note, the Definitive Notes and the issue of the Conversion Shares to you and in connection with any modification of the Global Notes or the Definitive Notes and will save you harmless without limitation as to time against any and all liabilities with respect to all such taxes (other than any income taxes assessed on your income). The obligations of the Company under this Section 4.2 shall survive the payment or repayment of the Notes and the termination of this Agreement.

SECTION 5.  PREPAYMENTS.

 No prepayment of principal or interest on the Notes may be made by the Company.

SECTION 6.  PAYING AGENT; SUBSTITUTION OF NOTES.

6.1.        PAYING AGENT; TRANSFERS.

            The Company shall have one or more Paying Agents, and it will, at least one day Business Day prior to each due date of the principal or interest on any Notes, deposit for the account of the such Paying Agents a sum sufficient to pay the principal or interest then becoming due, and the Company will promptly notify each Paying Agent of its failure so to act.

6.2.        REPLACEMENT OF DEFINITIVE NOTES.

            Upon receipt by the Company and the Conversion Agent of evidence reasonably satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, any Definitive Note or coupon appertaining thereto and

                        (a) in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it (provided, if the bearer of the Definitive Note or coupon appertaining thereto is an original bearer thereof, its own agreement of indemnity shall be deemed to be satisfactory), or

                        (b) in the case of mutilation, upon surrender and cancellation thereof to the Conversion Agent,

the Company at its expense will execute and deliver in lieu thereof, a new Definitive Note or coupon appertaining thereto of like tenor and principal amount, dated and bearing interest from the date to which interest has been paid on such lost, stolen, destroyed or mutilated Definitive Note or coupon appertaining thereto or dated the date of such lost, stolen, destroyed or mutilated Definitive Note or coupon appertaining thereto if no interest has been paid thereon.

SECTION 7.  COMPANY COVENANTS.

            From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

7.1.        FINANCIAL REPORTS.

            The Company will provide the following reports to the Paying Agent on behalf of the holders of the Notes, and shall provide a copy of such reports to Rauscher Pierce & Clark Inc. and to Cresvale (Switzerland) Ltd.:

                        (a) as soon as practicable and in any event within 50 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, and certified by the chief financial officer of the Company, subject to changes resulting from year-end adjustments, all in the form of the certificate attached hereto as Exhibit D; provided, however, the Company may satisfy in all respects the foregoing obligations by timely delivery to the Paying Agent of a copy of the report on Form 10-Q for the relevant quarter filed by the Company with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended;

                        (b) as soon as practicable and in any event within 115 days after the end of each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such year, and the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in form of the certificate attached hereto as Exhibit E and certified to the Company by independent public accountants of recognized national standing selected by the Company, Arthur Andersen LLP being deemed satisfactory; provided, however, the Company may satisfy in all respects the foregoing obligations by timely delivery to the Paying Agent of a copy of the report on Form 10-K for the relevant fiscal year filed by the Company with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended;

                        (c) as soon as practicable and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year, a certificate in form of that attached hereto as Exhibit F and certified by the chief financial officer of the Company as to compliance with Section 7.4 hereof, and as soon as practicable and in any event within 115 days after the end of each fiscal year, a certificate in form of that attached hereto as Exhibit F and certified by the chief financial officer of the Company as to compliance with Section 7.4 hereof, it being understood that (i) in no event will the Company be required under the terms of this Note Purchase Agreement to prepare or obtain any reserve report other than the annual reserve report prepared or obtained in connection with the Company's annual report on Form 10-K filed by the Company with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and (ii) in the preparation of the certificates required to be delivered after the end of each of the first three fiscal quarters of each fiscal year, the chief financial officer may rely upon the most recent annual reserve report referred to in clause (i) above and may, but shall not be obligated to, take into account any events subsequent to the date of such report;

                        (d) promptly after their becoming available, copies of all registration statements and reports which the Company shall have filed with the Securities and Exchange Commission or any national securities exchange or quotation system; and

                        (e) promptly after the mailing thereof to the stockholders of the Company, copies of all financial statements, reports and proxy statements so mailed.

            The holder of any interest in the Global Note and the bearer of any Definitive Note may obtain a copy of any of the foregoing reports and certificates from the Paying Agent at its offices in Lugano, Switzerland, upon request.

7.2.        PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

            The Company will pay or cause to be paid the principal and interest to become due in respect of the Notes on the dates when such principal and interest shall become due according to the terms thereof whether at maturity or otherwise. Principal and interest shall be considered paid on the date due if the Paying Agent holds on that date money sufficient to pay all principal and interest then due. If the Notes are Definitive Notes, the interest thereon shall be payable to the bearer only upon present-ation and surrender of the several coupons for such interest installments as are evidenced thereby as they severally mature. The Company shall pay interest on overdue principal at the rate specified by the Notes. The Company will maintain an office which shall at all times be outside the United States where notices, presentations and demands in respect of this Agreement or the Notes may be made upon it. Such office shall be maintained at Coutts & (Cayman) Company Limited, P.O. Box 707 West Bay Road, Grand Cayman, B.W.I. until such time as the Company shall notify the Paying Agent of any change of location of such office.

7.3.        LIENS.

            (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist, any Lien upon any of its Oil and Gas Properties, whether now owned or hereafter acquired, except:

                               (i) Liens existing at the date hereof and set forth in Schedule 7.3(a)(i), provided they do not interfere materially with the use of the Company's Oil and Gas Properties or the conduct of its business in the ordinary course;

                              (ii) Liens arising after the Closing Date for taxes, assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings;

                             (iii) other Liens arising after the Closing Date incidental to the conduct of its business or the ownership of its Oil and Gas Properties, which are not incurred in connection with the borrowing of money or the obtaining of advances or credit or guaranteeing the obligations of a Person (including landlord's, vendor's, carrier's, ware-housemen's, repairmen's, mechanics', workmen's, material-men's, construction or similar liens and easements, rights of way, restrictions and other similar encumbrances), and which do not in the aggregate have or could have a material adverse effect on the value of the Company's and its Sub-sidiaries' Oil and Gas Properties or financial condition, or materially impair the use of such Properties in the operation of its business;

                              (iv) Liens arising after the Closing Date on any Oil and Gas Property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any Oil and Gas Property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed on such Property at the time of acquisition by the Company or any Subsidiary to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof, provided that (a) all of such Property is not or shall not thereby become encumbered in any amount in excess of the cost thereof, (b) any such Lien shall not encumber any other Oil and Gas Properties of the Company or such Subsidiary and (c) any such Lien shall not have been created in anticipation of such corporation becoming a Subsidiary;

                               (v)  Liens arising by operation of law in
            connection with workers' compensation insurance, unemployment insurance or other social security, old age pension or public liability obligations; and

                              (vi) Liens arising after the Closing Date in connection with any litigation or other legal proceeding against the Company or any of its Subsidiaries or arising out of a judgment or award with respect to which an appeal is being actively prosecuted.

            (b) In case any Oil and Gas Property is subjected to a Lien in violation of Section 7.3(a), the Company will use its best efforts to make or cause to be made provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the full extent that, and with such priority as the holders may be entitled thereto under applicable law, of an equitable Lien on any such Property securing the Notes. Such violation of Section 7.3(a) shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.3(b).

            (c)         Notwithstanding anything to the contrary in this
Section 7.3, the Company may hereafter create, incur, assume or permit to arise or exist any Lien in connection with additional borrowings of money, extensions of credit or other purposes (the "Other Borrowings") upon any of its Oil and Gas Properties; provided however, that any such Oil and Gas Properties committed to or included under such a Lien created for the benefit of such Other Borrowings may not be included by the Company in the calculation of the Asset Value Coverage Ratio under Section 7.4 hereof.

7.4.        MAINTENANCE OF ASSET VALUE COVERAGE RATIO.

            The Company will maintain, such maintenance to be evidenced at the last day of each quarterly fiscal period of each year during the term of this Agreement, a ratio of (a) the sum of (i) 100% of the aggregate amount of the Company's cash on deposit in the Segregated Account plus (ii) 60% of the aggregate amount of the Company's Marketable Securities plus (iii) 40% of the SEC Value of the Company's PDP Reserves located in the United States to (b) the aggregate outstanding principal amount of all Notes, equal to or greater than 1:1 (the "Asset Value Coverage Ratio").

7.5.        REPURCHASE OF NOTES.

            Neither the Company nor any of its Subsidiaries will, directly or indirectly, repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, as the case may be, pro rata, from all holders of the Notes at the same time and upon the same terms and conditions. No holder of any Note shall be obligated to accept any offer to repurchase the Notes made by the Company, and any such repurchase by the Company shall not affect the Company's obligations under this Agreement. In case the Company repurchases any Notes, such Notes shall be cancelled, and no Notes shall be issued in substitution therefor.

7.6.        RESTRICTIONS ON CHARTER AMENDMENTS.

            The Company shall not amend its charter documents except as required by law or except to the extent that such amendment would not have a material adverse effect on (a) the ability of the Company to perform its obligations under this Agreement or the Notes or (b) the rights of the holders of the Notes, except that neither (i) increases in the number of shares of authorized capital stock of the Company and issuance thereof with related securities nor (ii) designations of preferred stock of the Company and issuance thereof with related securities shall be deemed an amendment of charter documents hereunder.

7.7.        UNITED STATES WITHHOLDING AND REPORTING REQUIREMENTS.

            To the extent permitted by law, the Company will provide to the Paying Agent or to any holder of the Notes such statements, certificates or other documentation concerning the organization or operations of the Company as may be reasonably necessary to establish any exceptions or exemptions from United States federal income tax withholding and reporting requirements.

7.8.        PARI PASSU; COVENANT TO SECURE NOTES EQUALLY.

            The Company covenants that its obligations under the Notes and hereunder do and will rank at all times at least pari passu with all other present and future Indebtedness of the Company and shall be superior in rank to all existing and future Subordinated Obligations.

7.9.        ANNUAL MEETING WITH INVESTORS.

            The Company shall hold at least once per calendar year an informal informational meeting or meetings for the benefit of the holders of the Notes at a location or locations to be determined from time to time in Europe. Notice of such meeting or meetings shall be provided to the Paying and Conversion Agent, the Placement Agent and Cresvale.

SECTION 8.  EVENTS OF DEFAULT.

8.1.        EVENTS OR DEFAULT.

            An "Event of Default" shall exist if any of the following occurs:

                        (a) The Company fails to make any payment of principal on any Note on the Business Day before the date such payment is due, whether at maturity, upon repurchase or otherwise;

                        (b) The Company fails to make any payment of interest on any Note on the Business Day immediately preceding the date on which the same shall have become due and such default shall continue for a period of ten (10) Business Days;

                        (c) The Company breaches any of its covenants or fails to fulfill its obligations hereunder contained in Sections 7.4, 7.5, 7.6 or 7.8, or in Section 10;

                        (d) The Company fails to make any financial report required to be made by it under Section 7.1 of this Agreement and such Default shall continue for a period of thirty
            (30) Business Days;

                        (e) The Company or any of its Subsidiaries fails to comply with any provision of this Agreement or the Notes, other than the covenants specified in subparagraphs (a), (b), (c) and (d) above, and such failure continues for more than 30 days after the earlier of (1) the receipt of notice thereof by the Company from the Paying Agent or any holder of any Note or (2) the day on which such failure shall first become known to any executive officer of the Company;

                        (f) Any warranty, representation or other state-ment by or on behalf of the Company contained in this Agreement, the Notes or in any certificate or instrument furnished in compliance with this Agreement or the Notes is false in any material respect when made;

                        (g) A custodian, receiver, liquidator or trustee of the Company, or any of its Subsidiaries which holds a substantial part of the Properties of the Company and its Subsidiaries (taken as a whole), or of any substantial part of the Properties of the Company and its Subsidiaries (taken as a whole), is appointed by court order and such order remains in effect for more than 90 days; or the Company, or any of its Subsidiaries which holds a sub-stantial part of the Company and its Subsidiaries (taken as a whole), is adjudicated bankrupt or insolvent; or any substantial part of the Properties of the Company and its Subsidiaries (taken as a whole), is sequestered by court order and such order remains in effect for more than 90 days; or petition is filed against the Company or any of its Subsidiaries which holds a substantial part of the Properties under any bankruptcy, reorganization, arrange-ment, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or here-after in effect, and is not dismissed or stayed within 90 days after such filing;

                        (h) The Company or any of its Subsidiaries files a petition in voluntary bankruptcy or seeking relief under provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquid-ation law or regulation, whether now or hereafter in effect, or consents to the filing of any petition against it under such law;

                        (i) The Company or any of its Subsidiaries fails to pay its debts as such debts become due except for debts which the Company may contest in good faith, or becomes insolvent or bankrupt, consents to the entry of an order for relief against it in an involuntary bankruptcy case, or the Company or any of its Subsidiaries makes any assignment for the benefit of its creditors, or consents to the appointment of a custodian (including, without limitation, a receiver, liquidator or trustee) of the Company;

                        (j) The Company or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail, after the expiration of any applicable grace period, to make any payment due on, or to otherwise redeem, when due, any Indebtedness of such Person;

                        (k) The Company or any Subsidiary shall fail to perform or observe any agreement, term or condition contained in any agreement under which an Indebtedness is created (or if any other event thereunder or under any other agreement shall occur and be continuing) and the holders of such Indebtedness shall have elected as a result thereof to cause such Indebtedness to become due (or to be repurchased by the Company or such other Subsidiary) prior to the stated maturity thereof; or

                        (l) any final judgment or judgments for the payment of money is or are outstanding against the Company or any Subsidiary and has been outstanding for more than sixty (60) days from the date of its entry and shall not have been discharged in full or stayed by appeal, bond or otherwise.

8.2.        DEFAULT REMEDIES.

            (a) If any Event of Default described in subparagraph (a) through (l), inclusive, of Section 8.1 occurs and is continuing, the holder of any Note may exercise any right, power or remedy permitted to holders of the Notes by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all Notes held by such holder then outstanding to be, and such Notes shall thereupon become immediately due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing rights, if any Event of Default described in subparagraph (a) of Section 8.1 occurs and is continuing, the holder of any Note may declare the entire principal and all interest accrued on all the Notes then outstanding to be, and such Notes shall thereupon become immediately due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and such holder may exercise any and all other rights, remedies and powers permitted to it by law. When any Event of Default described in subparagraphs (g) (h), or (i) of

Section 8.1 has occurred and is continuing, then all outstanding Notes shall immediately become due and payable without present-ment, demand or notice of any kind.

            (b) Upon a Note or the Notes becoming due and payable as a result of any Event of Default as set forth in Section 8.2(a), the Company shall forthwith pay to the holder or holders of such Notes the entire principal and interest accrued on such Note or Notes, as the case may be. The holder of any Note may pursue any available remedy to collect the payment of principal of or interest on the Notes held by it or to enforce the performance of any provision of such Notes or this Agreement. No course of dealings on the part of any holder of a Note nor any delay or failure on the part of any holder of a Note to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by any holder of the Notes in the collection of any Notes upon default hereunder or thereon, including all reasonable attorneys' fees, costs and expenses such holder's or holders' attorneys for all services rendered in connection therewith.

8.3.        ANNULMENT OF ACCELERATION OF NOTES.

            The holder of any Note may, by written instrument filed with the Company and the Paying Agent, rescind and annul any declaration of an Event of Default made by it and the consequences thereof with respect to any Notes held by it, if all existing Events of Default have been cured or waived by it. No holder of Notes may waive the non-payment of Notes held by another Person, nor may any holders of Notes waive on behalf of other holders the Events of Default specified in Section 8.1.

SECTION 9.  INTERPRETATION OF THIS AGREEMENT.

9.1.        TERMS DEFINED.

            As used in this Agreement, the following terms have the following respective meanings:

            AMEX.  The term "AMEX" is defined in Section 2.6.

            AFFILIATE. The term "Affiliate" shall mean a Person (other than a Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,
(b) which beneficially owns or holds 10% or more of any class of the Voting Stock of the Company or (c) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Company or a Sub-sidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            AGREEMENT. The term "Agreement" shall mean this Note Purchase Agreement, and "Agreements" shall mean all of the Note Purchase Agreements providing for the sale of the Notes.

            ASSET VALUE COVERAGE RATIO. The term "Asset Value Coverage Ratio" is defined in Section 7.4.

            AUTHORIZED NEWSPAPERS. The term "Authorized Newspapers" shall mean the Financial Times of London, England and the Neue Zurcher Zeitung of Zurich, Switzerland. If either such newspaper shall cease to be published, the Company or the Paying Agent shall substitute for it another newspaper in London or Zurich, as the case may be, customarily published at least once a day for at least 5 days in each calendar week, of general circulation. If, because of temporary suspension of publication or general circulation of either such newspaper or for any other reason, it is impossible or, in the opinion of the Company or the Paying Agent, impracticable to make any publication of any notice required by this Agreement in the manner herein provided, such publication or other notice in lieu thereof which is made by the Company or the Paying Agent in the exercise of its reasonable discretion shall constitute a sufficient publication of such notice.

            BUSINESS DAY. The term "Business Day" shall mean a day upon which business is transacted by banks in Dallas, Texas and in Zurich, Switzerland.

            CAPITALIZED LEASE. The term "Capitalized Lease" shall mean any lease of any Person which is required to be capitalized on the balance sheet of such Person in accordance with generally accepted accounting principles in the United States.

            CAPITALIZED LEASE OBLIGATIONS. The term "Capitalized Lease Obligations" shall mean as to any Person, the capitalized amount of all obligations of such Person or any of its consolidated Subsidiaries under Capitalized Leases, as determined in accordance with generally accepted accounting principles in the United States.

            CEDEL.  The term "Cedel" is defined in Section 1.1(a).

            CERTIFICATE OF INCORPORATION. The term "Certificate of Incorporation" is defined in Section 2.3(a)(iii).

            CLOSING.  The term "Closing" is defined in Section 1.2.

            CLOSING DATE.  The term "Closing Date" is defined in Section 1.2.

            CLOSING PRICE. The term "Closing Price" shall mean, on any Trading Day with respect to the per share price of Common Stock, the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the AMEX or, if the Common Stock is not listed or admitted to trading on the AMEX, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations System, National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any National Association of Securities Dealers, Inc. member firm that is selected from time to time by the Company for that purpose.

            CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as it has been and as it may be amended from time to time, together with all rules and regulations promulgated with respect thereto.

            COMMENCEMENT DATE.  The term "Commencement Date" is defined in
Section 10.4(g).

            COMPANY. The term "Company' is defined in the preamble to this Agreement.

            COMMON STOCK. The term "Common Stock" shall mean the Common Stock of the Company, par value $.01 per share.

            CONVERSION AGENT.  The term "Conversion Agent" is defined in
Section 1.1(h).

            CONVERSION DATE. The term "Conversion Date" is defined in Section 10.2.

            CONVERSION PRICE.  The term "Conversion Price" is defined in
Section 10.1.

            CONVERSION SHARES.  The term "Conversion Shares" is defined in
Section 1.1(a).

            CURRENT EVENT.  The term "Current Event" is defined in Section
10.4(g).

            DEFAULT. The term "Default" shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

            DEFINITIVE NOTE. The term "Definitive Note" is defined in Section 1.1(i).

            EUROCLEAR.  The term "Euroclear" is defined in Section 1.1(a).

            EVENT OF DEFAULT. The term "Event of Default" shall mean the occurrence of any of those events set forth in Section 8.1.

            EXPIRATION TIME. The term "Expiration Time" is defined in Section 10.4(f).

            GLOBAL NOTE.  The term "Global Note" is defined in Section 1.1(a).

            GOOD TITLE. The term "Good Title" shall mean, with respect to Oil and Gas Properties, good and defensible title which is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all Liens, other than such Liens that a reasonably prudent purchaser of Oil and Gas Properties would accept in light of the value of the Oil and Gas Property affected, the improbability of assertion of the defect or irregularity or the degree of difficulty or the cost of performing curative work.

            GUARANTY. The term "Guaranty" shall mean all obligations of any Person (other than endorsements in the ordinary course of business of negotiable instruments for deposits or collection) of such Person guaranteeing or in effect, guaranteeing any Indebted-ness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obli-gation, or (2) to enable the recipient of such funds to maintain certain financial conditions (e.g. agreed amount of working capital) under loan or similar documents, or (c) to lease Property or to purchase securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all compu-tations made under this Agreement, a Guaranty in respect of any Indebtedness shall be deemed to be Indebtedness equal to the principal amount and accrued interest of such Indebtedness which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

            HYDROCARBON INTERESTS. The term "Hydrocarbon Interests" shall mean all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, oil and gas conces-sion agreements, production sharing and similar agreements, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and without regard to whether such rights cover or exist with respect to lands located within or without the United States.

            HYDROCARBONS. The term "Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals.

            INDEBTEDNESS. The term "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles in the United States shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of Property (including, without limitation, all obligations of such Person evidenced by any debenture, bond, note, commercial paper or other similar security but excluding, in any case, obligations arising from the endorsement in the ordinary course of business of negotiable instruments for deposit or collection), (b) obligations secured by any Lien existing on Property owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
(c) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (d) Capitalized Lease Obligations, (e) all Guaranties, whether or not reflected in the balance sheet of such Person and
(f) all reimbursement and other payment obligations (whether contingent, matured or otherwise) of such Person in respect of any acceptance or documentary credit.

            LIEN. The term "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or its Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            MARKETABLE SECURITIES. The term "Marketable Security" shall mean any "security" (as such term is defined in Section 2(1) of the Securities Act) of any Person listed, admitted to trading or quoted on the New York Stock Exchange, the AMEX or other national securities exchange, or on the NASDAQ National Market System or other quotation system.

            MATURITY DATE.  The term "Maturity Date" shall mean May 11, 1998.

            NOTES.  The term "Notes" is defined in Section 1.1(a).

            OFFERING MEMORANDUM.  The term "Offering Memorandum" is defined in
Section 1.3(a).

            OIL AND GAS PROPERTIES. The term "Oil and Gas Properties" shall mean Hydrocarbon Interests; any Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacement, accessions and attachments to any and all of the foregoing.

            OTHER BORROWINGS.  The term "Other Borrowings" is defined in
Section 7.3(c).

            OTHER EVENT.  The term "Other Event" is defined in Section 10.4(g).

            PAYING AGENT. The term "Paying Agent" shall mean Banca del Gottardo and any additional or successor paying agent or agents appointed pursuant to the Note Purchase Agreements.

            PDP RESERVES. The term "PDP Reserves" shall mean "Proved Developed Oil and Gas Reserves" located in the United States as set forth in the Independent Reserve Report defined in Section 1.6.

            PERSON. The term "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            PLACEMENT AGENT. The term "Placement Agent" shall mean Rauscher Pierce & Clark Inc.

            PROPERTY. The term "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, and including any Oil and Gas Property.

            PURCHASE PRICE.  The term "Purchase Price" is defined in Section
1.2.

            PURCHASED SHARES.  The term "Purchased Shares" is defined in
Section 10.4(f).

            PURCHASERS.  The term "Purchasers" is defined in Section 1.1(b).

            REFERENCE DATE. The term "Reference Date" is defined in Section 10.4(f).

            REGULATION S. The term "Regulation S" means Regulation S under the Securities Act.

            RESTRICTED PERIOD.  The term "Restricted Period" is defined in
Section 1.1(a).

            SEC VALUE. The term "SEC Value" shall mean the Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and gas reserves as calculated under the Independent Reserve Report defined in Section 1.6.

            SECURITIES ACT. The term "Securities Act" is defined in Section 1.3(a).

            SUBORDINATED OBLIGATION. The term "Subordinated Obligation" shall mean on any date any Indebtedness of the Company outstanding on such date which is contractually subordinate or junior in right of payment to the Notes. Notwithstanding the immediately preceding sentence, any shares of preferred stock issued by any Subsidiary shall, for purposes of this definition, be treated as Subordinated Indebtedness.

            SUBSIDIARY. The term "Subsidiary" shall mean any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.

            TRADING DAY. "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

            U.S. PERSONS. The term "U.S. Persons" shall have the meaning set forth in Regulation S under the Securities Act.

9.2.        GOVERNING LAW.

            This Agreement, the Global Note, the Definitive Notes and all other documents contemplated hereby shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Delaware (without reference to the conflicts of laws principles thereof) and the laws of the United States of America.

9.3.        SEVERABILITY.

            If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent juris-diction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

SECTION 10.             CONVERSION OF NOTES

10.1.       CONVERSION RIGHT AND CONVERSION PRICE.

            Subject to and upon compliance with the provisions of this Section 10, at the option of the holder thereof, at any time from and after the first Business Day following termination of the Restricted Period, any Note or any portion of the principal amount thereof which is $50,000 or an integral multiple of $50,000 may be converted at the principal amount thereof, or of such portion thereof, into fully paid and nonassessable Conversion Shares at the Conversion Price.

            The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be initially a price per share of Common Stock equal to the average of the daily low and Closing Prices for the three (3) consecutive Trading Days prior to the date of the Final Offering Memorandum dated April 27, 1995. The Conversion Price shall be adjusted in certain instances as provided in Section 10.4.

            In case the Company shall, at any time prior to the Maturity Date, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in paragraph (c) or (d) of Section 10.4 (including, without limitation, dividends or distributions referred to in the last sentence of paragraph (d) of Section 10.4), the holder of each Note, upon the conversion thereof pursuant to this Section 10 subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effective-ness of the Conversion Price adjustment in respect of such distribution pursuant to paragraph (c) or (d) of Section 10.4, shall also be entitled to receive for each share of Common Stock into which such Note is converted, the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, provided that, at the election of the Company (whose election shall be evidenced by a resolution of the Company's Board of Directors) with respect to all holders so converting, the Company may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Company, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Company's Board of Directors). If any conversion of a Note described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the Note so converted is entitled to receive in accordance with the immediately preceding sentence, the Company may elect (such election to be evidenced by a resolution of the Company's Board of Directors) to distribute to such holder a due bill for the evidences of indebtedness, shares of capital stock, securities, cash or assets to which such holder is so entitled, provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such evidences of indebtedness, shares of capital stock, securities, cash or assets no later than the date of payment or delivery thereof to holders of Common Stock receiving such distribution.

10.2.       EXERCISE OF CONVERSION RIGHT.

            In order to exercise the conversion right, the holder of any Note to be converted shall provide notice to the Paying Agent and the Conversion Agent that it intends to exercise its conversion right and shall surrender such Definitive Note or Notes and all remaining interest coupons, including the one for the next due interest payment, to the Conversion Agent at its offices located at Viale S. Franscini 8, CH-6900, Lugano, Switzerland, or such other office of any Conversion Agent as published in an Authorized Newspaper from time to time, accompanied by written notice (as set forth in Exhibit G hereto) to the Paying Agent and the Conversion Agent at their respective offices that the holder elects to convert such Note.

            Definitive Notes shall be deemed to have been converted immediately prior to the close of business on the day on which the Conversion Agent receives notice of the holder's intention to exercise its conversion right with respect to such Notes in accordance with the foregoing provisions (the "Conversion Date"), and at such time, except as provided in this Section 10.2 below, the rights of the holders of such Notes as holders shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver through the Conversion Agent at the Conversion Agent's office or agency a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share as provided in Section 10.3. The Conversion Agent shall deliver the share certificate or certificates in accordance with the instructions set forth in the notice of exercise of conversion rights.

                        If the Conversion Date is a date other than an Interest Payment Date the Company shall not pay and the holder shall not be entitled to receive any interest that had accrued on the Notes from the last Interest Payment Date prior to the Conversion Date.

            No holder of Definitive Notes will be entitled upon conversion thereof to any payment or adjustment on account of interest on the Notes or dividends on the shares of Common Stock issued in connection therewith.

10.3.       FRACTIONS OF SHARES.

            No fractional shares of Common Stock shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Note or Notes (or specified portions thereof), the Company, at the time the Conversion Shares are delivered, shall pay, or cause to be paid through the Paying Agent, a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Conversion Date (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

10.4.       ADJUSTMENT OF CONVERSION PRICE.

            (a) Dividends or Distributions of Common Stock. In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of capital stock of the Company which dividend or distribution includes Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

            (b) Dividends or Distributions of Rights, Warrants or Options to Purchase Common Stock. In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in paragraph
(g) of this Section 10.4) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, outstanding at the close of business on the date fixed for such reduction to become effective immediately after the opening of business on the day following the date fixed for such deter-mination. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not issue any rights, warrants or options in respect of shares of Common Stock held in the treasury of the Company.

            (c) Dividends or Distributions in Cash. In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with
(i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Price adjustment pursuant to this paragraph (c) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Company's Board of Directors), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Price adjustment pursuant to paragraph (f) of this Section 10.4 has been made, exceeds 5% of the product of the current market price per share (determined as provided in paragraph (g) of this Section 10.4) of the Common Stock on the date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this paragraph (c) by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (g) of this Section 10.4) of the Common Stock on the date of such effectiveness less the amount of cash so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

            (d) All Other Distributions or Dividends. Subject to the last sentence of this paragraph (d), in case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in paragraph
(b) of this Section 10.4, any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in paragraph (a) of this Section 10.4), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this paragraph (d) by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (g) of this Section) of the Common Stock on the date of such effective-ness less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Company's Board of Directors and shall, in the case of securities being distributed for which prior thereto there is an actual or when issued trading market, be no less than the value determined by reference to the average of the Closing Prices in such market over the period specified in the succeeding sentence), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and property so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day next following the date fixed for the payment of such distribution (such date to being referred to as the "Reference Date"). If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (d) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share pursuant to paragraph (g) of this Section. For purposes of this paragraph (d), any dividend or distribution that includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (i) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Price reduction required by this paragraph (d)) immediately followed by (ii) a dividend or distribution of such shares of Common Stock or such rights, warrants or options (making any further Conversion Price reduction required by paragraph (a) or (b) of this Section 10.4), except (i) the Reference Date of such dividend or distribution as defined in this paragraph
(d) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "the date fixed for the determination of stock-holders entitled to receive such rights, warrants or options" and "the date fixed for such determination" within the meaning of paragraphs (a) and (b) of this Section 10.4 and (ii) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of paragraph (a) of this Section 10.4).

            (e) Subdivision of Common Stock. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

            (f) Tender or Exchange Offer for Common Stock. In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve an aggregate consideration having a fair market value (as determined in good faith by the

Board of Directors, whose determination shall be conclusive and described in a resolution of the Company's Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Company's Board of Directors), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Price adjustment pursuant to this paragraph (f) has been made and (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Price adjustment pursuant to paragraph (e) of this Section 10.4 has been made, exceeds 5% of the product of the current market price per share (determined as provided in paragraph (g) of this Section 10.4) of the Common Stock on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Price shall be reduced (but not increased) so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (i) the product of the current market price per share (determined as provided in paragraph (g) of this Section 10.4) of the Common Stock at the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and the denominator shall be the product of (i) such current market price per share at the Expiration Time times (ii) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

            (g) Determination of Current Market Price. For the purpose of any computation under this paragraph and paragraphs (b), (d) and (e) of this
Section 10.4, the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the 10 consecutive Trading Days before the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to paragraph (a), (b), (c), (d), (e) or (f) above ("Other Event") occurs on or after the tenth Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (ii) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the other event, and
(iv) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause
(ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (c) or (d) of this Section 10.4, whose determination shall be conclusive and described in a resolution of the Company's Board of Directors) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under paragraph (f) of this Section 10.4, the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the 10 consecutive Trading Days selected by the Company commencing on or after the latest (the "Commencement Date") of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the date of the Expiration Time of such tender or exchange offer (or, if such

Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day immediately preceding the date of such Expiration Time); provided, however, that if the "ex" date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the date of the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

            (h) Further Reductions for Federal Income Tax. The Company may make such reductions in the Conversion Price, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this Section 10, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

            (i) Adjustments to be Carried Forward. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 2% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

10.5.       NOTICE OF ADJUSTMENTS OF CONVERSION PRICE.

            Whenever the Conversion Price is adjusted as herein provided the Company shall compute the adjusted Conversion Price in accordance with Section
10.4 and shall prepare a certificate signed by the chief financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be delivered to the Paying Agent and the Conversion Agent.

10.6.       NOTICE OF CERTAIN CORPORATE ACTION.

            In case:

                        (a) the Company shall declare a dividend (or any other distribution) on its Common Stock payable (i) other-wise than exclusively in cash or (ii) exclusively in cash in an amount that would require a Conversion Price adjust-ment pursuant to paragraph
            (c) of Section 10.4; or

                        (b) the Company shall authorize the granting to the holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding employee stock options); or

                        (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolida-tion or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or sub-stantially all of the assets of the Company; or

                        (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

                        (e) the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender or exchange offer);

then the Company shall cause to be mailed to the Placement Agent, the Paying Agent, the Conversion Agent and all holders of Notes at their last addresses as they shall appear in the records of the Paying Agent at least 20 days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclass-ification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (iii) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

10.7.       COMPANY TO RESERVE COMMON STOCK.

            The Company shall at all times reserve and keep available, free from pre-emptive or similar rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Notes, the whole number of shares of Common Stock then issuable upon the conversion in full of all outstanding Notes.

10.8.       TAXES ON CONVERSIONS.

            The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

10.9.       CANCELLATION OF CONVERTED DEFINITIVE NOTES.

            All Definitive Notes delivered for conversion to the Conversion Agent shall be canceled by the Company, and shall not under any circumstances be reissued.

10.10. PROVISIONS IN CASE OF RECLASSIFICATION CONSOLIDATION, MERGER OR SALE OF ASSETS.

            In the event that the Company shall be a party to any transaction (including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each Note then outstanding shall have the right thereafter to convert such Note only into the kind of common stock receivable upon such transaction by a holder of Common Stock (at an adjusted Conversion Price equal to (a) the Conversion Price determined pursuant to
Section 10.4 as though all such securities, cash or property (other than common stock) had been distributed in a dividend covered by paragraph (d) of Section
10.4 with an "ex" date on the date of such transaction divided by (b) the number of shares (or fraction thereof) of common stock receivable upon such transaction in respect of each share of Common Stock). The Person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Company's shares, as the case may be, shall execute and deliver to each of the holders an amendment to this Agreement. Such amendment shall provide for adjustments which, for events subsequent to the effective date of such amendment, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10 and shall provide for the assumption by such other Person, if any, of the Company's obligations under this Agreement and the Notes. The above provisions of this Section 10.10 shall similarly apply to successive transactions of the foregoing type.

10.11.      REQUIRED CONVERSION.

            At the option of the Company, if for any period of 30 consecutive days the Closing Price for each Trading Day during such period shall have equalled or exceeded 140% of the Conversion Price, the Company, by notice to the holders of all of the Definitive Notes may at any time after the second semi-annual interest payment has been made by the Company require such holders to convert all of such Notes otherwise pursuant to the terms of this Section
10. In such case, the Company shall (i) deliver to the Paying Agent for the benefit of the holders and to the Conversion Agent a notice in the form of Exhibit H hereto and (ii) provide notice by publication as provided in the paragraph below, each of which notices will set forth a date by which holders of Definitive Notes are required to surrender such Notes for conversion. After such date, the Notes will no longer represent Indebtedness of the Company and will no longer accrue interest or require the Company to make any payment of principal; and the Company's obligations to make any further payments with respect to the Notes will terminate (except for this Section 10.11 and the penultimate paragraph of Section 10.2); and the only rights of a holder of a Note not surrendered for conversion pursuant to the preceding sentence will be to (i) receive the number of Conversion Shares such holder would have received had the holder's Note or Notes been surrendered for conversion as required hereby, (ii) the payment referred to in the penultimate paragraph of Section 10.2 and (iii) the payment referred to in Section 10.3.

            If the Definitive Notes are to be converted pursuant to the paragraph above, at least 30 but not more than 60 days before the date by which holders of such Notes are required to surrender such Notes for conversion, the Company shall cause to be published once in the Authorized Newspapers a notice of required conversion. Any notice which is published in the manner herein provided shall be conclusively presumed to be given and any defect in such notice to the holder of any Definitive Note designated for required conversion shall not affect the validity of the proceedings for the required conversion of any other Definitive Note.

SECTION 11.             MISCELLANEOUS.

11.1.       NOTICES; PAYMENTS.

            (a) All notices and other communications under this Agreement or under the Notes shall be given or made in writing and telecopied or mailed by registered airmail, return receipt requested, postage prepaid, air courier, or delivered personally to the intended recipient,

                        (1) if to you, at your address and in the manner provided for notices in Schedule I to this Agreement, marked for attention as there indicated, or at such other address as you or any subsequent holder of the Notes may have furnished the Company or the Paying Agent from time to time in writing,

                        (2) if to the Company, to the Company, attention of its President, in care of Coutts & (Cayman) Company Limited, P.O. Box 707 West Bay Road, Grand Cayman, B.W.I., and in care of the Paying Agent at the address set forth below, or at such other address as it may have furnished in writing to the Paying Agent; or

                        (3) if to the Paying Agent or the Conversion Agent, at Viale S. Franscini 8, CH-6900 Lugano, Switzerland, or at such other address as any Paying Agent or Conversion Agent shall furnish to the Company and the holders of the Notes at the time outstanding.

            (b) All such notices and other communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, ten days after being duly deposited in the mails, in each case given or addressed as aforesaid.

            (c) All payments of principal and interest due on any Note or any other amount due under this Agreement shall be made in strict compliance with the written payment instructions as such Purchaser or any subsequent holder of such Note may provide to the Paying Agent in accordance with this
Section 11.1.

11.2.       SURVIVAL.

            All representations, warranties and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Purchaser and shall survive the delivery of the Notes and the Conversion Shares regardless of any investigation made by the Purchaser or on the Purchaser's behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

11.3.       SUCCESSORS AND ASSIGNS.

            (a) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and holders of the Notes. The provisions of this Agreement are for the benefit of, and shall be binding upon, each successive holder, from time to time, of any of the Notes issued under this Agree-ment, and shall be enforceable by and against any such holder, whether or not an express assignment to such holder of rights, or delegation and assumption or acceptance by a subsequent holder of the Notes or obligations and limitations, under this Agreement has been made by you or your successor or assign or any holder of Note(s).

            (b) The Company shall not consolidate with or merge into, or transfer or lease all or substantially all of its Properties or assets to, any Person unless:

                        (i)         the Person is a corporation;

                        (ii) the Person assumes by supplemental agreement(s) all of the obligations of the Company under the Global Note, any Definitive Notes and the coupons appertaining thereto, the conversion right of each holder of Notes and the Note Purchase Agreements; and

                        (iii) immediately after the transaction, no Event of Default exists and is continuing. The surviving, transferee or lessee corporation shall be the successor Company, but the predecessor Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes. The Company shall provide to the Paying Agent a legal opinion from the Company's counsel as conclusive evidence that any such consolidation, merger, transfer or lease complies with the applicable provisions of this Agreement.

11.4.       AMENDMENT.

            (a) This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and all of the holders of the Notes.

            (b) So long as any Notes are outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 11.4 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid on the same terms, ratably to the holders of all of the Notes the outstanding.

            (c) Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

11.5.       COUNTERPARTS.

            This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement.

11.6.       HEADINGS AND TABLE OF CONTENTS.

            The headings of the sections of this Agreement and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

            The execution by you shall constitute a contract between us for the uses and purposes hereinabove set forth.

            Dated as of the day and year first above written.

                          HARKEN ENERGY CORPORATION                              PURCHASER'S NAME AND ADDRESS

                          By:
                                     -----------------------------------         -----------------------------------------------

                          Name:
                                     -----------------------------------         -----------------------------------------------

                          Title:
                                     -----------------------------------         -----------------------------------------------

                                                                                 Duly Executed By:


                                                                                 -----------------------------------------------

                                                                                 Name:
                                                                                             -----------------------------------

                                                                                 Title:
                                                                                             -----------------------------------

                                                                                 Amount of Notes Purchased:

                                                                                 U.S.$
                                                                                      ------------------------------------------